Exhibit 99.1

Neumora Therapeutics Announces Class-Leading Weight Loss Demonstrated with NMRA-215 in Preclinical Diet-Induced Obesity Model

NMRA-215 demonstrated class-leading weight loss of up to 19% as a monotherapy with semaglutide-like induction

NMRA-215 demonstrated best-in-class weight loss of up to 26% in combination with semaglutide

Class-leading weight loss driven by best-in-class pharmacology and brain penetration of NMRA-215

Neumora plans to initiate Phase 1 clinical study in the first quarter of 2026

WATERTOWN, Mass., October 27, 2025 – Neumora Therapeutics, Inc. (Nasdaq: NMRA), a clinical-stage biopharmaceutical company redefining neuroscience drug development, today announced positive preclinical data for NMRA-215, a potentially best-in-class, highly brain-penetrant, oral NLRP3 inhibitor from three diet-induced obesity (DIO) mouse studies. In the studies, NMRA-215 demonstrated class-leading weight loss of up to 19% as a monotherapy with semaglutide-like induction and 26% in combination with high doses of semaglutide.

“We are very encouraged by the results of the DIO studies with NMRA-215, which validate its potential as a class-leading, novel, brain-penetrant, oral NLRP3 inhibitor for obesity,” said Paul Berns, co-founder, chief executive officer and chairman, Neumora. “These data demonstrate NMRA-215 drives meaningful weight loss as a monotherapy in mice, including incretin-like induction, additive weight loss in the combination setting with a high dose of semaglutide, and the potential to enable incretin-sparing dosing regimens in combination with a low dose of semaglutide. These data reinforce our conviction that NMRA-215 may be an effective, next-generation, oral treatment for obesity, both as a monotherapy as well as in combination with a GLP-1 agonist. We are looking forward to moving this program into the clinic in the first quarter of 2026.”

Neumora will present additional data during its virtual R&D day on October 27, 2025 at 8:00am ET.

Webcast Information

Neumora will host a virtual R&D day at 8:00 a.m. ET on Monday, October 27, 2025. Participants can register for the live webcast here. In addition, the live webcast of the event will be available on the events and presentations section of the Company’s website at www.neumoratx.com. A replay of the webcast will be available following the completion of the event and will be archived for up to 30 days.

About NMRA-215

NMRA-215 is a potential best-in-class NLRP3 inflammasome inhibitor in development for the treatment of certain cardiometabolic and neurodegenerative conditions. The inflammasome is a critical part of the innate immune system that responds to pathogens and cellular damage and is implicated in both CNS and peripheral system disorders, including obesity. The NLRP3 inflammasome can be activated in brain microglia, a type of cell in the brain, and other cell types by a range of proteins linked to neurodegeneration, including alpha-synuclein, which suggests the inflammasome may have a mechanistic role in reducing neuroinflammation in the brain, protecting organ and vascular systems from inflammation-related damage and reducing the risk of co-morbid diseases. Neumora is also exploring the potential of a NMRA-215 inhibitor program for the treatment of Parkinson’s disease.

About Neumora

Neumora Therapeutics, Inc. is a clinical-stage biopharmaceutical company founded to confront the greatest medical challenges of our generation by taking a fundamentally different approach to the way treatments for brain diseases are developed. Our therapeutic pipeline currently consists of seven programs that target novel mechanisms of action for a broad range of underserved, prevalent diseases.

Neumora’s mission is to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Neumora Therapeutics, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including statements related to: Neumora’s intention to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients suffering from brain diseases; the timing, progress and plans for its therapeutic development programs, including the NMRA-215 studies, best-in-class pharmacology and the potential of NLRP3 inhibitors in obesity; the potential for Neumora to continue to advance NMRA-215; the potential benefits of NMRA-215; intellectual property protection and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Other than statements of historical facts, all statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause the actual results to be materially different from the information expressed or implied by these forward-looking statements, including, among others: the risks related to the inherent uncertainty of clinical drug development and unpredictability and lengthy process for obtaining regulatory approvals; risks related to the timely initiation and enrollment in our clinical trials; risks related to our reliance on third parties, including contract research organizations; risks related to serious or undesirable side effects of our therapeutic candidates; risks related to our ability to utilize and protect our intellectual property rights; and other matters that could affect sufficiency of capital resources to fund operations. For a detailed discussion of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Neumora’s business in general, please refer to the risk factors identified in the Company’s filings with the Securities and Exchange Commission (SEC), including but not limited to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 which was filed with the SEC on August 6, 2025. Forward-looking statements speak only as of the date hereof, and, except as required by law, Neumora undertakes no obligation to update or revise these forward-looking statements.

Neumora Contact:

Helen Rubinstein

617-402-5700

Helen.Rubinstein@neumoratx.com